Exhibit 10.2

PROMISSORY NOTE

$125,000.00	October 14, 2009

FOR VALUE RECEIVED, Richard Granville (the “Maker”) promises to pay Belmont Partners, LLC or assigns (the “Holder”) in lawful money of the United States of America, the aggregate sum of One Hundred and Twenty-Five Thousand Dollars ($125,000.00) with no interest.

1. Principal.  The principal amount of this Note shall be due and payable ninety (90) days from the date hereof (the “Payment Date”).  Notwithstanding anything herein to the contrary, the Note may be prepaid by Maker without penalty, in whole or in part.

2. Manner of Payment.  The payment of principal on this Note shall be paid by Maker to Holder by wire transfer of immediately available funds to an account or accounts designated by Holder in writing. If any payment of principal on this Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day. “Business Day” means any day other than a Saturday, Sunday or legal holiday in the Commonwealth of Virginia.

3. Security.  Maker’s performance under this Note is secured to the extent and in the manner set forth in that certain stock purchase agreement of even date herewith, by and among Holder, Maker and Cinnabar Ventures, Inc. (the “Stock Purchase Agreement”).  Holder rights are set forth in the Stock Purchase Agreement, including Non-Diluted provision under reference 2.5.3.

4. Prepayment.  Maker may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Note.

5. Severability.  If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect.  Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

6. Governing Law.  This Note will be governed by the laws of the Commonwealth of Virginia without regard to principles of conflicts of laws.

7. Parties in Interest.  This Note may be assigned or transferred by Holder.  Subject to the preceding sentence, the rights and obligations of Maker and Holder shall be binding upon and benefit their successors, assigns, heirs, administrators and transferees.

8. Section Headings; Construction.  The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Note unless otherwise specified. All words used in this Note will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the words “hereof” and “hereunder” and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.

IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first written above.

_/s/ Richard Granville__________
Name: Richard Granville